Exhibit 2

AGREEMENT

AGREEMENT dated as of September 12, 2005, between Oracle Corporation, a Delaware corporation (“Oracle”), Thomas Siebel (“Chairman Stockholder”) and the other Persons listed on signature pages hereof (Chairman Stockholder and each of the other persons, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, each Stockholder owns the number of shares of common stock, par value $0.001 per share, of Siebel Systems, Inc., a Delaware corporation (the “Company”) (including any common stock into which such common stock may be converted or exchanged after the date hereof, the “Siebel Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Siebel Stock, together with any other shares of capital stock of the Company acquired by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Oracle, the Company, Ozark Holding Inc., a Delaware corporation and wholly owned Subsidiary of Oracle (“Parent’), Ozark Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Ozark Merger Sub”), and Sierra Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Sierra Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”), providing for the merger of Ozark Merger Sub with and into Oracle (the “Oracle Merger”) and, immediately thereafter, the merger of Sierra Merger Sub with and into the Company (the “Siebel Merger” and, together with the Oracle Merger, the “Mergers”), in each case upon the terms and conditions set forth therein;

WHEREAS, in consideration of the transactions contemplated by the Merger Agreement, the Stockholders agree to the voting agreements set forth below, and Chairman Stockholder agrees to provide the consulting services as set forth in Section 7;

WHEREAS, in consideration of the transactions contemplated by the Merger Agreement, Chairman Stockholder’s position with the Company and Chairman Stockholder’s contributions in the past to the growth and development of the Company, and for the purpose of preserving, for Oracle’s and its Affiliates’ benefit, the goodwill, proprietary rights and going concern value of the Company, and to protect Oracle’s, the Company’s and their respective Affiliates’ business opportunities, Oracle considers this Agreement integral to the transactions contemplated by the Merger Agreement; and

WHEREAS, Parent and Chairman Stockholder agree that Chairman Stockholder has a substantial interest in the Company and the restrictive covenants as set forth in Section 8 and Section 9 are reasonable and necessary to ensure that the value of the businesses of the Company and its Affiliates is not diminished upon the consummation of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

Section 2. Representations and Warranties of Each Stockholder. Each Stockholder, severally and not jointly, represents and warrants to Oracle as follows:

(a) Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. No spousal or other approval is needed for this Agreement to be legal, valid and binding with respect to such Subject Shares. If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(c) The Subject Shares. Such Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. Such Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer, assign, grant a participation interest in, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d) Reliance by Oracle. Such Stockholder understands and acknowledges that Oracle is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation. There is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

Section 3. Representations and Warranties of Oracle. Oracle hereby represents and warrants to each Stockholder as follows:

(a) Authority. Oracle has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Oracle, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Oracle. This Agreement has been duly executed and delivered by Oracle and constitutes a valid and binding obligation of Oracle enforceable in accordance with its terms.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation of Oracle, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Oracle or to Oracle’s property or assets.

Section 4. Covenants of Each Stockholder. Until the termination of this Agreement in accordance with Section 11, each Stockholder, severally and not jointly, agrees as follows:

(a) At any meeting of Stockholders of the Company called to vote upon the Siebel Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Mergers and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) its Subject Shares in favor of the adoption by the Company of the Siebel Merger and the approval of the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

(b) At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the Stockholders of the Company is sought, each Stockholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Siebel Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Siebel Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Siebel Stock. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(c) Except as provided in Section 4(d), each Stockholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to Section 4(d), each Stockholder further agrees not to commit or agree to take any of the foregoing actions.

(d) Notwithstanding the foregoing, each Stockholder shall have the right to Transfer its Subject Shares (i) in open market transactions in accordance with such Stockholder’s past practices over the 12 months prior to the date of this Agreement or (ii) to a Permitted Transferee (as defined in this Section 4(d)) of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to Oracle, (x) to accept such Subject Shares subject to the terms and conditions of this Agreement and (y) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, (C) any charitable organization described in Section 170(c) of the Code, (D) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B) or (C), (E) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (F) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

Section 5. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

Section 6. Representative.

(a) Each Stockholder hereby designates and appoints (and each permitted Transferee of each such Stockholder is hereby deemed to have so designated and appointed) Chairman Stockholder (the “Representative”), as its attorney-in-fact with full power of substitution, to serve as the representative of such Stockholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Stockholder (including the voting of the Subject Shares in accordance with Sections 4(a) and 4(b)), and hereby acknowledges that the Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Stockholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Stockholder. Each such Stockholder hereby authorizes (and each such Permitted Transferee of such Stockholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Stockholder pursuant to this Agreement, except for notices and actions taken by the Representative. Oracle is and will be entitled to rely on any action so taken or any notice given by the Representative and is and will be entitled and authorized to give notices only to the Representative for any notice contemplated by this Agreement to be given to any such Stockholder. A successor to the Representative may be chosen by a majority in interest of the Stockholders; provided that notice thereof is given by the new Representative to Oracle.

(b) Notwithstanding the generality of Section 6(a), each Stockholder hereby constitutes and appoints the Representative with full power of substitution, as the proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law and attorney of such Stockholder, and hereby authorizes and empowers the Representative to represent, vote and otherwise act (by voting at any meeting of the Stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 4(a) and 4(b) until the termination of this Agreement, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 4(a) and 4(b).

Section 7. Consulting Services.

(a) Chairman Stockholder agrees to be available to provide consulting services to Oracle and its Affiliates and to render such advice and services to Oracle and its Affiliates as may be reasonably required by Oracle or any of its Affiliates during the period beginning on the Closing Date and ending April 30, 2008, which period may be extended by mutual agreement of Oracle and Chairman Stockholder. The initial period and any extensions thereof shall constitute the “Consulting Term”.

(b) Chairman Stockholder shall be reimbursed in accordance with the policies of Oracle for necessary and reasonable business expenses incurred in connection with the performance of his duties as a consultant.

(c) During the Consulting Term, Chairman Stockholder’s options to purchase common stock of the Company, which will be converted into options to purchase common stock of Parent in connection with the transactions contemplated by the Merger Agreement, will remain outstanding in accordance with their terms.

Section 8. Non-Competition. During the Consulting Term, in order to protect the confidentiality of the Company’s proprietary information and in recognition of the highly competitive nature of the industries in which the Company and its Affiliates conduct their businesses, and to protect Oracle’s, the Company’s and their respective Affiliates’ business opportunities, Chairman Stockholder agrees that he shall not directly or indirectly (i) engage in, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of one percent (1%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm partnership, corporation, entity or business that engages or participates in a Competing Business Purpose (as defined below); (ii) assist any firm partnership, corporation, entity or business in developing, establishing, or engaging or participating in, a Competing Business Purpose; or (iii) interfere with the business of Oracle or any of its Affiliates, or approach, contact or solicit Oracle’s, or any of its Affiliates’ customers in connection with a Competing Business Purpose. “Competing Business Purpose” means any business which is competitive in any way with the business of the Company and its Affiliates as conducted as of the date of this Agreement.

Section 9. Confidentiality. During and after the Consulting Term Chairman Stockholder shall not disclose, except as may be required by law, or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Oracle and its Affiliates, any trade secrets or other confidential information or data relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Oracle and its Affiliates generally; provided that the foregoing shall not apply to information that is not unique to Oracle or its Affiliates or which is generally known to the industry or the public other than as a result of his breach of this covenant.

Section 10. Specific Performance.

(a) Chairman Stockholder acknowledges and agrees that Oracle’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 through 9 would be inadequate and, in recognition of this fact, Chairman Stockholder agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, without posing any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b) Each Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Oracle and its Affiliates are and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of their respective obligations under the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Oracle irreparable injury for which adequate remedies are not available at law. Therefore, each Stockholder agrees that Oracle shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Oracle may have.

Section 11. Termination. This Agreement shall terminate at the end of the Consulting Term unless earlier terminated upon the termination of the Merger Agreement, except that Sections 7 through 10 will survive as necessary to give effect to them. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 17 shall be deemed effective service of process on such party.

Section 14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15. Amendment, Waivers, Etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Oracle and the Representative. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 16. Assignment; Binding Effect; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4(d) shall, upon the delivery of the documents contemplated by Section 4(d), become a “Stockholder”, and (ii) Oracle may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Oracle. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 17. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Oracle, to:

Oracle Corporation

500 Oracle Parkway

Redwood Shores, CA 94065

Attention: Daniel Cooperman

Facsimile No.: (650) 633-1813

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

Facsimile No.: (650) 752-2111

if to any Stockholder, to:

Thomas M. Siebel

2207 Bridgepointe Parkway

San Mateo, California 94404

with a copy to:

Groom & Cave LLP

1570 The Alameda, Suite 100

San Jose, California 95126

Attention: Michael P. Groom

Facsimile No.: (408) 286-3423

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 18. Remedies. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 19. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 20. Entire Agreement. This Agreement (including the Schedules hereto), together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 21. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ORACLE CORPORATION

By:	/s/ Safra Catz
Name:	Safra Catz
Title:	President

Each of the undersigned hereby (i) acknowledges and accepts his appointment as a Representative pursuant to Section 6(a) and the grant of the proxy referred to in Section 6(b), and (ii) agrees and confirms that he will vote all Subject Shares in accordance with Sections 4(a) and 4(b):

SIEBEL LIVING TRUST

By:	/s/ Thomas Siebel
Name:	Thomas Siebel
Title:	Trustee

SIEBEL ASSET MANAGEMENT, L.P.

By:	/s/ Thomas Siebel
Name:	Thomas Siebel
Title:	General Partner

SIEBEL ASSET MANAGEMENT III, L.P.

By:	/s/ Thomas Siebel
Name:	Thomas Siebel
Title:	General Partner

/s/ Thomas Siebel
Thomas Siebel

[ Signature Page to Agreement ]

SCHEDULE A

Stockholder	Shares of Siebel Systems, Inc. common stock as of September 11, 2005	Shares subject to options to purchase Siebel Systems, Inc. common stock as of September 12, 2005
Thomas Siebel	—	11,186,134

Siebel Living Trust	32,887,514	—

Siebel Asset Management, L.P.	2,349,904	—

SiebelAsset Management III, L.P.	998,078	—

A - 1